EXHIBIT 23.1

To Whom It May Concern:

We hereby consent to the use in the Registration Statement of The Collectible Gallery, Inc., on Form S-1 to be filed on October 25, 2018, of our Report of Independent Registered Public Accounting Firm, dated October 25, 2018, on the balance sheets of The Collectible Gallery, Inc., as of January 31, 2018 and 2017 and the related statements of operations, stockholders' equity and cash flows for the years ended January 31, 2018 and 2017, which appear in such Registration Statement.

We also consent to the references to us under the headings “Experts” in such Registration Statement.

/s/ Pinnacle Accountancy Group of Utah

Pinnacle Accountancy Group of Utah

Farmington, Utah

October 25, 2018